UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2012 (May 3, 2012)

CHINA BIO-ENERGY CORP.

 (Exact name of registrant as specified in its charter)

Delaware	0-20532	74-2559866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pudong Building, 2nd Floor, Jiulong Avenue, Longwen District Zhangzhou City, Fujian Province 363000, China
(Address of principal executive offices)

Registrant’s telephone number, including area code:  86-596 2967018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

On May 3, 2012, Mr. Sanfu Huang submitted to the Board of Directors (the “Board”) of China Bio-Energy Corp. (the “Company”) his resignation as director and Chief Executive Officer of the Company, which became effective on May 3, 2012. Mr. Huang confirmed that his resignation was not due to any disagreement with the Company. The Company has provided Mr. Huang with a copy of the disclosures it is making in response to this Item 5.02 and has requested Mr. Huang to furnish us as promptly as possible a letter addressed to the Company stating whether he agrees with the statements made in this Form 8-K in response to this Item 5.02 and, if not, to state the respects in which he does not agree. We received a response letter from Mr. Huang which is filed as Exhibit 99.1 herein.

On May 3, 2012, the Board appointed Mr. PokKam Li as director and Chief Executive Officer of the Company to fill the vacancies resulting from Mr. Sanfu Huang’s resignation as director and CEO of the Company. Simultaneously, the Board appointed Ms. Cherrie Liu as director of the Company and Ms. Yujia Gao as secretary of the Company.

The biographical information of Mr. Li, Ms. Liu and Ms. Gao is set forth below:

Mr. PokKam Li, age 55, has extensive experience in providing consulting services to large companies in various industries, including but not limited to hotel development and management, real estate investment, and international trading of petroleum products. Since August 2007, Mr. Li has served as consultant to China Grand Forestry Green Resources Group Ltd., a public company traded on the Hong Kong Stock Exchange (910.HK) engaged in the ecological forestry business in China. Since May, 2008, Mr. Li has acted as consultant to China E-Learning Group Ltd., a company traded on the Hong Kong Stock Exchange (8055.HK) providing occupational education, industry certification course, skills training, and education consultation services in China. From December 2007 to February 2009, Mr. Li also provided consulting services to China Information Technology Development Ltd., a company traded on the Hong Kong Stock Exchange (8178.HK) engaged in the e-commerce industry. Mr. Li received a Bachelor’s Degree in International Trade from the University of International Business and Economics in Beijing, China in 1985. Mr. Li was chosen to be a member of the board and the Chief Executive Officer based on his wealth of experience in business management and corporate governance.

Ms. Cherrie Liu, age 40, has held managerial positions in various companies for more than a decade. From 2005 to 2008, she was the vice president of Cornerstone Financial Inc., a New Jersey based company engaged in providing financial advisory services, estate planning and retirement planning services. Since 2004, Ms. Liu has been the chief executive officer and president of RD Real Estate Management LLC, a New Jersey based limited liability company engaged in real estate investment and property management. Since 2008, Ms. Liu has been the President of MPI Fitness Inc, a New York based company managing sports clubs, fitness centers and martial art schools. Ms. Liu received a Bachelor’s Degree in Biological Engineering from Jinan University in Guangzhou, China in 1993 and she received a Master’s in Biological Engineering from Ohio State University in 1997. The breadth of Ms. Liu’s business and operational experience led the Board to believe she is qualified to serve as a director of the Company.

Ms. Yujia Gao, age 26, was appointed by the Board on May 3, 2012. From May 2011 to October 2011, Ms. Gao served as a marketing and operations specialist in Blue Sky Technologies, a New Jersey company. From June 2008 to December 2009, Ms. Gao worked with China TransInfo Technology Corp. as a marketing specialist. She was a marketing assistant for WanXiang Resource Co. Ltd in Shanghai, China from September 2007 to May 2008. Ms. Gao obtained her Bachelor’s Degree in International Economic and Trade from East China Normal University in June 2008, and she received her Master’s in International Business from New Jersey Institution of Technology in December 2011.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

99.1 Letter from Mr. Sanfu Huang, dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2012

CHINA BIO-ENERGY CORP.

By:	/s/ Ming Yi
Name: Ming Yi
Title: Chief Financial Officer